Exhibit 99.5

Global Corporate & Investment Banking
BofA Securities, Inc.
One Bryant Park, New York, NY 10036

October 16, 2025

Board of Directors
Steelcase Inc.
901 44th Street SE
Grand Rapids, Michigan 49508

We hereby consent to the inclusion of our opinion letter, dated August 3, 2025, to the Board of Directors of Steelcase Inc. (“Steelcase”) as Annex F to, and to the reference thereto under the headings “SUMMARY — Opinions of Steelcase’s Financial Advisors,” “RISK FACTORS,” “THE MERGERS — Background of the Mergers,” “THE MERGERS — Steelcase’s Reasons for the Mergers; Recommendation of the Steelcase Board of Directors,” “THE MERGERS — Opinions of Steelcase’s Financial Advisors” and “THE MERGERS — Unaudited Prospective Financial Information Prepared by Steelcase” in, the joint proxy statement/prospectus relating to the proposed mergers involving Steelcase and HNI Corporation (“HNI”), which joint proxy statement/prospectus forms a part of HNI’s Registration Statement on Form S-4 to which this consent is filed as an exhibit.  In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

BOFA SECURITIES, INC.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation